Report of Purchase of Securities Pursuant to Rule 10f-3

Accessor Funds, Inc.

Accessor Small to Mid Cap Fund

Quarter Ended June 30, 2001

  Issuer: Kraft Foods Inc.

  2. Date of Purchase: Trade Date: 06/12/01 Settlement Date: 06/18/01

  Shares: 4,776
  Purchase Price: $31.00
  Concession: $0.48
  Underwriter from whom purchased: Credit Suisse First Boston Corporation
  Affiliated Underwriter participating in the syndicate: Salomon Smith Barney Inc.
  Members of the underwriting syndicate: See the attached Exhibit A

The requirements of Rule 10f-3 as set forth in the "Procedures Pursuant to Rule 10f-3" in the Accessor Funds, Inc. Compliance and Procedures Manual have been met with respect to the purchase identified above.

________________________________________

Nicole Giambro

Associate

SSgA Compliance and Risk Management

________________________________________

Karen Clark

Principal

SSgA Compliance and Risk Management